Exhibit 10.12

Inland Real Estate Acquisitions, Inc.
2901 Butterfield Road
Oak Brook, IL 60523
Phone: (630) 218-4948 Fax (630) 216-4935
www.inlandgroup.com

September 14, 2005

Bridgeside Point Associates, Ltd., an affiliate of The Ferchill Group (Seller)
c/o Western Reserve Partners LLC
Attn: Victor F. Fans, Managing Director
200 Public Square, Ste. 3020
Cleveland, OH 44114

Re:          Bridgeside Point Office Building
                Pittsburgh, Pennsylvania

Dear Vic:

This letter represents this corporation’s and Western Reserve Partners LLC’s offer to purchase the Bridgeside Point Office Building with 1.53,110 net rentable square feet, situated on approximately      acres of land, located at 100 Technology Drive, Pittsburgh, Pennsylvania 15219.

The above property shall include all the land and buildings and common facilities, as well as all personally within the buildings and common areas, supplies, landscaping equipment, and any other items presently used on the site and belonging to owner, and all intangible rights relating to the property.

This corporation or its nominee and Western Reserve Partners LLC will consummate this transaction on the following basis:

1.                         The total purchase price shall be $31,500,000.00 all cash, plus or minus prorations, with no mortgage contingencies, to be paid at closing 30 days following the acceptance of this agreement (see Paragraph 11).

2.                         There are no real estate brokerage commissions involved in this transaction.

3.                         Seller represents and warrants (to the best of the Seller’s knowledge), that the above referenced property is leased to Fisher Scientific International, Inc., as successor-in-interest to Cellomics, Inc. on a net lease (with the landlord responsible only for roof and structure of the building) at an initial monthly base rental payment of $181,818.13 which is an annualized base rental payment of $2,181,817.56 with the rent increasing as shown below until the expiration of the initial 15 year term on September 30, 2016, covering the building and all of the land, parking areas, reciprocal easements and REA/OEA agreements (if any), for the entire term and option periods. Any concessions given to the tenant that extend beyond the closing day shall be settled at closing by Seller giving a full cash credit to Purchaser for any and all of those concessions.

Date of Rental Increase	Annual Base Rent	Monthly Base Rent
10/1/06	$2,449,760.04	$204,146.67
10/1/11	$2,755,950.00	$229,665.00

4.                         Seller warrants and represents (to the best of the Seller’s knowledge), that the property is free of violations, and the interior and exterior structures are in a good state of repair, free of leaks, structural problems, and mold, and the property is in full compliance with Federal, State, City and County ordinances, including ADA compliance, environmental laws and concerns, and no one has a lease that exceeds the lease term stated in said lease, nor does anyone have an option or right of first refusal to purchase or extend, nor is there any contemplated condemnation of any part of the property, nor are there any current or contemplated assessments.

5.                         Seller warrants and represents (to the best of the Seller’s knowledge), that during the term of the lease Fisher Scientific International, Inc., as successor-in-interest to Cellomics, Inc. is responsible for and pays directly all operating expenses relating to the property, including but not limited to, real estate taxes, REA/OEA agreements, utilities, insurance, all common area maintenance, parking lot and the building, etc.

Prior to closing, Seller shall not enter into or extend any agreements without Purchaser’s approval and any contract presently in existence not accepted by Purchaser shall be terminated by Seller. Any work presently in progress on the property shall be completed by Seller prior to closing.

6.                         Ten (10) days prior to closing Seller shall furnish Purchaser with estoppel letters acceptable to Purchaser from all tenants, guarantors, and parties to reciprocal and/or operating easement agreements, if applicable.

7.                         Seller is responsible for payment of any leasing brokerage fees or commissions which are due any leasing brokers for the existing lease stated above or for the renewal of same.

8.                         This offer is subject to Seller supplying to Purchaser prior to closing a certificate of insurance from the tenant and guarantor in the form and coverage acceptable to Purchaser for the closing.

9.                         Seller shall deliver to Purchaser within five (5) days of execution of this Agreement, copies of all previous, existing environmental reports for the Property. This offer is subject to Purchaser obtaining, prior to Closing, an updated environmental report which must be acceptable to Purchaser, and paid for by Seller, not to exceed $2,000.00.

10.                   The above sale of the real estate shall be consummated by conveyance of a special warranty deed from Seller to Purchaser’s designee, with the Seller paying any city, state, or county transfer taxes for the closing, and Seller agrees to cooperate with Purchaser’s lender, if any, and the money lender’s escrow.

11.                   The closing shall occur through Chicago Title & Trust Company, in Chicago, Illinois with Nancy Castro as Escrowee, 30 days following acceptance of this agreement, at which time title to the above property shall be marketable; i.e., free and clear of all liens, encroachments and encumbrances, and an ALTA form B owner’s title policy with complete extended coverage and required endorsements, waiving off all construction, including 3.1 zoning including parking and loading docks, and insuring all improvements as legally conforming uses and not as non-conforming or conditional uses, paid by Seller, shall be issued, with all warranties and representations being true now and at closing and surviving the closing, and each party shall be paid in cash their respective credits, including, but not limited to, security deposits, rent and expenses, with Fisher Scientific International, Inc., as successor-in-interest to Cellomics, Inc. paying all real estate taxes current. At closing, no credit will be given to Sellers for any past due, unpaid or delinquent rents.

12.                   Seller shall deliver to Purchaser within five (5) days of execution of this Agreement, copies of any previous appraisals for the Property. This offer is subject to Purchaser obtaining, prior to Closing, an updated appraisal, which must be acceptable to Purchaser, all at Seller’s cost, not to exceed $4,000.00.

13.                   Neither Seller (Landlord) or any tenant and guarantor shall be in default on any lease or agreement at closing, nor is there any threatened or pending litigation.

14.                   Seller warrants and represents that he has paid all unemployment taxes to date.

15.                   Prior to closing, Seller shall furnish to Purchaser copies of all guarantees and warranties which Seller received from any and all contractors and sub-contractors pertaining to the property. This offer is subject to Purchaser’s satisfaction that all guarantees and warranties survive the closing and are assignable and transferable to any titleholder now and in the future.

16.                   This offer is subject to the property being 100% occupied at the time of closing, with Fisher Scientific International, Inc., as successor-in-interest to Cellomics, Inc. occupying their space, open for business, and paying full rent, including CAM, tax and insurance current.

17.                   Fifteen (15) days prior to closing, Seller must provide the title as stated above and a current Urban ALTA/ACSM spotted survey in accordance with the minimum standard detail requirements for ALTA/ACSM Land Title surveys jointly established and adopted by ALTA and ACSM in 1999 and includes all outlots and all Table A optional survey responsibilities and acceptable to Purchaser and the title company.

18.                   Seller agrees to immediately make available and disclose all information that Purchaser needs to evaluate the above property, including all inducements, abatements, concessions or cash payments given to tenant, and for CAM, copies of the bills. Seller agrees to cooperate fully with Purchaser and Purchaser’s representatives to facilitate Purchaser’s evaluations and reports, including at least a one-year audit of the books and records of the property.

19.                   It is understood that this offer is contingent upon Seller, as of the day of closing, waiving any and all of its rights to any fees from the property.

20.                   Purchaser acknowledges that Seller has acquired the subject property by virtue of (i) that certain Contract for Disposition, dated as of May 19, 2000, by and between Seller and the Urban Redevelopment Authority of Pittsburgh (a copy of which being attached hereto as Exhibit “A”, the “Disposition Agreement”); and (ii) that certain Indenture, dated as of May 19, 2000 (a copy of which being attached hereto as Exhibit “B,” the “Deed”); which Disposition Agreement and Deed, respectively, impose certain obligations and restrictions upon Seller and any successor-in-title to the property. Purchaser agrees to take title to the property subject to all obligations and restrictions set forth by virtue of the Disposition Agreement and Deed, respectively, and, as a condition precedent to closing pursuant to the terms of this letter, Seller shall assign to Purchaser and Purchaser shall assume from Seller, any and all rights and obligations afforded to or imposed upon Seller pursuant to the Disposition Agreement. Notwithstanding the foregoing provisions of this Paragraph 20, however, Seller and Purchaser hereby agree that the rights afforded to Seller pursuant to Section 21 of the Disposition Agreement shall not be assigned to or inure to the benefit of Purchaser, and that all such rights shall remain solely with Seller notwithstanding the conveyance of the property to Purchaser. As a condition precedent to closing, Seller and Purchaser agree to prepare and execute any and all documentation necessary to effectuate the intent of this Paragraph 20 and, as necessary, cooperate to procure the consent and approval of the Urban Redevelopment Authority of Pittsburgh in connection with same.

                This offer is, of course, predicated upon the Purchaser’s review and written approval of the existing lease, new lease, lease modifications (if any), all tenant correspondence, REA/OEA agreements, tenant’s and guarantor’s financial statements, representations of income and expenses made by Seller, site inspection, environmental, appraisal, etc., and at least one year of audited operating statements on said property is required that qualifies, complies with and can be used in a public offering.

                If this offer is acceptable, please have the Seller sign the original of this letter and initial each page, keeping copies for your files and returning the original to me by September 21, 2005.

Sincerely,

ACCEPTED:		INLAND REAL ESTATE ACQUISITIONS, INC., or nominee

By:	ILLEGIBLE
Date:	9/26/05	/s/ G. Joseph Cosenza
G. Joseph Cosenza Vice Chairman